Exhibit 5.1

Frank R. Jimenez	Raytheon Company
Vice President, General Counsel	870 Winter Street
and Corporate Secretary	Waltham, Massachusetts
781.522.5065	02451-1449 USA
781.522.6471 fax
frj@raytheon.com

June 6, 2016

Raytheon Company

870 Winter Street

Waltham, MA 02451

Re:	Opinion of Counsel

I am Vice President, General Counsel and Secretary of Raytheon Company, a Delaware Corporation (the “Company”), and am rendering this opinion in connection with a registration statement on Form S-3 (the “Registration Statement”) to be filed on or about the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of the following securities of the Company (the “Registered Securities”): (i) unsecured senior debt securities (the “Senior Debt Securities”), (ii) unsecured subordinated debt securities (the “Subordinated Debt Securities” and collectively with the Senior Debt Securities, the “Debt Securities”), (iii) shares of common stock, $0.01 par value per share (the “Common Stock”) (iv) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), and (v) warrants to purchase any of the securities described in clauses (i) to (iv) (collectively, the “Warrants”). The following opinion is furnished to the Company to be filed with the Commission as Exhibit 5.1 to the Registration Statement under the Securities Act.

Each series of the Senior Debt Securities will be issued pursuant to an indenture relating to Senior Debt Securities dated as of July 3, 1995 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Senior Indenture”) and each series of the Subordinated Debt Securities will be issued pursuant to an indenture relating to Subordinated Debt Securities dated as of July 3, 1995 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Subordinated Indenture”), as each such indenture may be supplemented, in connection with the issuance of each such series, by a supplemental indenture or other appropriate action of the Company creating such series (each, a “Supplemental

Indenture”) (the Senior Indenture, Subordinated Indenture and any Supplemental Indentures each referred to as an “Indenture”). The Warrants will be issued under one or more warrant agreements between the Company and a banking institution organized under the laws of the United States or one of the states thereof (each a “Warrant Agreement”).

As Vice President, General Counsel and Secretary of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that when:

a.	the Registration Statement and any amendments thereto have become effective;

b.	the issuance of the Debt Securities and approval of the final terms thereof have been duly authorized by appropriate corporate action and the Debt Securities have been duly executed, authenticated and delivered against payment of the authorized consideration therefor;

c.	the related Indenture has been duly authorized, executed and delivered and such Indenture and applicable trustee have been qualified under the Trust Indenture Act of 1939;

d.	the issuance of Warrants and approval of the final terms thereof have been duly authorized by appropriate corporate action and the Warrants have been duly executed and delivered against payment of the authorized consideration therefor;

e.	the related Warrant Agreement or Agreements under which the Warrants are to be delivered have been duly authorized, executed and delivered;

f.	the issuance of the Common Stock has been duly authorized by appropriate corporate action and the certificates evidencing such Common Stock have been duly executed and delivered against payment of the authorized consideration therefor; and

g.	the issuance of the Preferred Stock has been duly authorized by appropriate corporate action and the certificates evidencing such Preferred Stock have been duly executed and delivered against payment of the authorized consideration therefor;

(i) subject to the final terms of the Debt Securities being in compliance with then applicable law, the Debt Securities will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the related Indenture or Indentures; (ii) the Warrants will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the related Warrant Agreement or Agreements, as the case may be, pursuant to which such Warrants were issued; (iii) the Common Stock will be legally issued, fully paid and non-assessable shares of Common Stock of the Company provided that the consideration therefor is not less than the par value thereof; and (iv) with respect to the Preferred Stock, when the applicable Certificate of Designations for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware, and such shares of Preferred Stock are issued in accordance with the applicable purchase, underwriting or similar agreement and for the consideration therefor provided for therein, the shares of Preferred Stock will be validly issued, fully paid and non-assessable.

Insofar as this opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, it is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and limited by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

My opinion is limited solely to matters governed by the Federal laws of the United States of America and the laws of the State of New York. The opinions set forth herein are based upon applicable law as of the date of this opinion letter, and I assume no obligation to modify or update any opinions set forth herein to reflect any changes in law that may hereafter occur.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference to myself under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Frank R. Jimenez
Frank R. Jimenez
Vice President, General Counsel and Secretary

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